EXHIBIT 10.14

REINSTATEMENT PREMIUM PROTECTION AGREEMENT

HOMEOWNERS CHOICE

PROPERTY & CASUALTY INSURANCE COMPANY

Clearwater, Florida

and

any other insurance companies which are now or

hereafter come under the ownership, control or management of

Homeowners Choice, Inc.

EFFECTIVE:    June 1, 2010

EXPIRATION:  June 1, 2011

****	Portions of this exhibit marked by **** have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.

REINSTATEMENT PREMIUM PROTECTION AGREEMENT

TABLE OF CONTENTS

ARTICLE	DESCRIPTION	PAGE

I	BUSINESS COVERED	1
II	TERM	1
III	CONCURRENCY OF CONDITIONS	3
IV	RATE AND PREMIUM	3
V	LOSS NOTICES AND SETTLEMENTS	4
VI	ACCESS TO RECORDS	4
VII	AGENCY (BRMA 73A)	4
VIII	ARBITRATION	4
IX	CONFIDENTIALITY	5
X	CURRENCY (BRMA 12A)	6
XI	ENTIRE AGREEMENT	6
XII	ERRORS AND OMISSIONS (BRMA 14F)	6
XIII	FEDERAL EXCISE TAX (BRMA 17D)	6
XIV	FUNDING OF RESERVES	6
XV	GOVERNING LAW (BRMA 71B)	9
XVI	INSOLVENCY	9
XVII	LATE PAYMENTS	10
XVIII	NON-WAIVER	11
XIX	NOTICES AND AGREEMENT EXECUTION	11
XX	OFFSET (BRMA 36E)	11
XXI	SERVICE OF SUIT (BRMA 49G)	11
XXII	SEVERABILITY (BRMA 72E)	12
XXIII	TAXES	12
XXIV	INTERMEDIARY (BRMA 23A)	12

REINSTATEMENT PREMIUM PROTECTION AGREEMENT

issued to

HOMEOWNERS CHOICE

PROPERTY & CASUALTY INSURANCE COMPANY

Clearwater, Florida

and

any other insurance companies which are now or

hereafter come under the ownership, control or management of

Homeowners Choice, Inc.

(hereinafter referred to collectively as the “Company”)

by

The Subscribing Reinsurer(s) Executing the

Interests and Liabilities Contract(s)

Attached hereto

(hereinafter referred to as the “Reinsurer”)

ARTICLE I – BUSINESS COVERED

By this Agreement the Reinsurer agrees to indemnify the Company for 100% of any net reinstatement premium which the Company pays or becomes liable to pay under the provisions of the second excess layer of the Company’s Excess Catastrophe Reinsurance Agreement, effective June 1, 2010 (hereinafter referred to as the “Original Contract”), subject to the terms, conditions and limitations hereinafter set forth.

ARTICLE II – TERM

A.

This Agreement shall become effective at 12:01 a.m., Local Standard Time, June 1, 2010, with respect to reinstatement premium payable by the Company under the provisions of the Original Contract, and shall remain in force until 12:01 a.m., Local Standard Time, June 1, 2011. “Local Standard Time” as used herein shall mean local standard time at the location where the Loss Occurrence commences.

B.

Notwithstanding the provisions of paragraph A above, the Company may reduce or terminate a Subscribing Reinsurer’s percentage share in this Agreement at any time by giving written notice to the Subscribing Reinsurer in the event any of the following circumstances occur. The effective date of reduction or termination shall be the date selected by the Company, which may be a date that is retroactively applied up to a maximum of 65 days prior to the date of public announcement for subparagraphs 1 through 5 below or upon discovery for subparagraphs 6 through 8 below, subject to the condition that such selected date must be the last day of a calendar month:

1.

The Subscribing Reinsurer’s policyholders’ surplus (or its equivalent under the Subscribing Reinsurer’s accounting system) as reported in such financial statements of the Subscribing Reinsurer as designated by the Company, has been reduced by 20.0% of the amount of surplus (or the applicable equivalent) at any date during the prior 12-month period (including the 12-month period prior to the inception of this Agreement); or

2.	The Subscribing Reinsurer’s A.M. Best’s rating has been assigned or downgraded below A- and/or its Standard & Poor’s rating has been assigned or downgraded below BBB+; or

3.

The Subscribing Reinsurer has become merged with, acquired by or controlled by any other entity or unaffiliated individual(s) not controlling the Subscribing Reinsurer’s operations at the inception of this Agreement; or

4.	A State Insurance Department or other legal authority has ordered the Subscribing Reinsurer to cease writing business; or

5.

The Subscribing Reinsurer has become insolvent or has been placed into liquidation, receivership, supervision, administration, winding-up or under a scheme of arrangement, or similar proceedings (whether voluntary or involuntary) or proceedings have been instituted against the Subscribing Reinsurer for the appointment of a receiver, liquidator, rehabilitator, supervisor, administrator, conservator or trustee in bankruptcy, or other agent known by whatever name, to take possession of its assets or control of its operations; or

6.

The Subscribing Reinsurer has reinsured its entire liability under this Agreement without the Company’s prior written consent, except that this provision shall not apply to any inter-company reinsurance or inter-company pooling arrangements entered into by the Subscribing Reinsurer; or

7.	The Subscribing Reinsurer has ceased assuming new or renewal property and casualty treaty reinsurance business; or

8.

The Subscribing Reinsurer has hired an unaffiliated runoff claims manager that is compensated on a contingent basis or is otherwise provided with financial incentives based on the quantum of claims paid.

C.

If the Company elects to terminate this Agreement in accordance with the provisions of paragraph B above, the premium due hereunder shall be pro rated based on the Reinsurer’s period of participation under this Agreement and shall be due as promptly as possible following determination of the final adjusted reinsurance premium paid by the Company under the Original Contract.

ARTICLE III – CONCURRENCY OF CONDITIONS

A.

It is agreed that this Agreement will follow those terms, conditions, exclusions, definitions, warranties and settlements of the Company under the Original Contract, including any addenda thereto, which are not inconsistent with the provisions of this Agreement.

B.	The Company shall advise the Reinsurer of any material changes in the Original Contract which may affect the liability of the Reinsurer under this Agreement.

ARTICLE IV – RATE AND PREMIUM

A.	As premium for the reinsurance coverage provided by this Agreement, the Company shall pay the Reinsurer the product of the following:

1.	****; times

2.	The Final Adjusted Rate on Line for the second excess layer under the Original Contract; times

3.	An amount equal to the final adjusted premium paid by the Company for the second excess layer under the Original Contract.

“Final Adjusted Rate on Line” as used herein shall mean an amount equal to the final adjusted premium paid by the Company for the second excess layer under the Original Agreement divided by the Reinsurer’s Per Occurrence Limit for the second excess layer.

B.

The Company shall pay the Reinsurer a deposit premium hereunder of $****, in three equal installments of $****, on June 1 and September 1 of 2010, and January 1, 2011. The Company shall pay the Reinsurer a fourth deposit premium installment on April 1, 2011 equal to the adjusted deposit premium hereunder, determined in accordance with paragraph C below. However, if this Agreement is terminated, there will be no deposit premium installments due after the effective date of termination.

C.	“Adjusted deposit premium” shall be equal to the following:

1.	The premium due hereunder, computed in accordance with paragraph A above; less

2.	The first, second and third deposit premium installments paid in accordance with paragraph B above.

D.

On or before April 1, 2011, the Company shall provide a report to the Reinsurer setting forth the premium due hereunder, computed in accordance with paragraph A above, and setting forth the adjusted deposit premium, computed in accordance with paragraph C above and any amount due either party shall be remitted promptly.

****	Omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission

E.

“Agreement quarter” as used herein shall mean the period from June 1, 2010 through August 31, 2010, both days inclusive, and each respective three-month period (or portion thereof) thereafter during the term of this Agreement.

ARTICLE V – LOSS NOTICES AND SETTLEMENTS

A.	Whenever reinstatement premium settlements are made by the Company under the second excess layer of the Original Contract, the Company shall notify the Reinsurer.

B.

All reinstatement premium settlements made by the Company under the Original Contract, provided they are within the terms of the Original Contract and within the terms of this Agreement, shall be binding upon the Reinsurer, and the Reinsurer agrees to pay all amounts for which it may be liable upon receipt of reasonable evidence of the amount paid (or scheduled to be paid within 14 days) by the Company.

C.

As promptly as possible after the end of each agreement quarter, the Company shall report to the Reinsurer its reinstatement premiums paid during the agreement quarter and its outstanding loss reserves (being the sum of all reinstatement premiums paid by the Company under the Original Contract but not yet recovered from the Reinsurer, plus the Company’s reserves for reinstatement premiums due under the Original Contract, if any) as of the end of the agreement quarter on any reinstatement premiums reported to the Reinsurer in accordance with paragraph A above. This paragraph shall not apply to any agreement quarter in which there were no loss payments subject to this Agreement.

ARTICLE VI – ACCESS TO RECORDS

The Reinsurer or its designated representatives shall have access to the books and records of the Company on matters relating to this reinsurance at all reasonable times, and at the location where such books and records are maintained in the ordinary course of business, for the purpose of obtaining information concerning this Agreement or the subject matter thereof. Notification of a request for inspection of records shall be sent to the Company by the Reinsurer in written form, and shall normally be given four weeks in advance. Notwithstanding the above, the Reinsurer shall not have any right of access to the Records of the Company if it is not current in all undisputed payments due the Company.

ARTICLE VII – AGENCY (BRMA 73A)

If more than one reinsured company is named as a party to this Agreement, the first named company shall be deemed the agent of the other reinsured companies for purposes of sending or receiving notices required by the terms and conditions of this Agreement, and for purposes of remitting or receiving any monies due any party.

ARTICLE VIII – ARBITRATION

A.	As a condition precedent to any right of action hereunder, in the event of any dispute or difference of opinion hereafter arising with respect to this Agreement, it is hereby mutually agreed that such dispute or difference of opinion shall be submitted to arbitration. One Arbiter shall be chosen by the Company, the other by the Reinsurer, and an Umpire shall be chosen by the two Arbiters before they enter upon arbitration, all of whom shall be active or retired disinterested executive officers of insurance or reinsurance companies or Lloyd’s of London Underwriters. In the event that either party should fail to choose an Arbiter within 30 days following a written request by the other party to do so, the requesting party may choose two Arbiters who shall in turn choose an Umpire before entering upon arbitration. If the two Arbiters fail to agree upon the selection of an Umpire within 30 days following their appointment, the two Arbiters shall request the American Arbitration Association to appoint the Umpire. If the American Arbitration Association fails to appoint the Umpire within 30 days after it has been requested to do so, either party may request a justice of a Court of general jurisdiction of the state in which the arbitration is to be held to appoint the Umpire.

B.

Each party shall present its case to the Arbiters within 30 days following the date of appointment of the Umpire. The Arbiters shall consider this Agreement as an honorable engagement rather than merely as a legal obligation and they are relieved of all judicial formalities and may abstain from following the strict rules of law. The decision of the Arbiters shall be final and binding on both parties; but failing to agree, they shall call in the Umpire and the decision of the majority shall be final and binding upon both parties. Judgment upon the final decision of the Arbiters may be entered in any court of competent jurisdiction.

C.

If more than one reinsurer is involved in the same dispute, all such reinsurers shall constitute and act as one party for purposes of this Article and communications shall be made by the Company to each of the reinsurers constituting one party, provided, however, that nothing herein shall impair the rights of such reinsurers to assert several, rather than joint, defenses or claims, nor be construed as changing the liability of the reinsurers participating under the terms of this Agreement from several to joint.

D.

Each party shall bear the expense of its own Arbiter, and shall jointly and equally bear with the other the expense of the Umpire and of the arbitration. In the event that the two Arbiters are chosen by one party, as above provided, the expense of the Arbiters, the Umpire and the arbitration shall be equally divided between the two parties.

E.

Any arbitration proceedings shall take place in Clearwater, Florida; however, the location may be changed if mutually agreed upon by the parties of this Agreement. Notwithstanding the location of arbitration, all proceedings pursuant hereto shall be governed by the law of the State of Florida.

ARTICLE IX – CONFIDENTIALITY

The Reinsurer agrees to regard the terms of this Agreement and any confidential, proprietary information relating thereto as confidential and shall affect the same prudence and care afforded to its own confidential, proprietary information. The Reinsurer further agrees that it shall not disclose any of such information to any third party without the prior written consent of the Company except as may be required by applicable law or regulation, or by legal process

(including without limitation as may be required by United States Federal tax law or regulation), or to the auditors, professional advisors, accountants, retrocessionaires, directors or officers with a reasonable need to know such information. This Article is not intended to restrict or limit the conduct of the Reinsurer’s current or proposed business.

ARTICLE X – CURRENCY (BRMA 12A)

A.

Whenever the word “Dollars” or the “$” sign appears in this Agreement, they shall be construed to mean United States Dollars and all transactions under this Agreement shall be in United States Dollars.

B.	Amounts paid or received by the Company in any other currency shall be converted to United States Dollars at the rate of exchange at the date such transaction is entered on the books of the Company.

ARTICLE XI – ENTIRE AGREEMENT

This written Agreement constitutes the entire agreement between the parties hereto with respect to the business being reinsured hereunder, and there are no understandings between the parties hereto other than as expressed in this Agreement. Any change or modification to this Agreement will be made by amendment to this Agreement and signed by the parties hereto.

ARTICLE XII – ERRORS AND OMISSIONS (BRMA 14F)

Inadvertent delays, errors or omissions made in connection with this Agreement or any transaction hereunder shall not relieve either party from any liability which would have attached had such delay, error or omission not occurred, provided always that such error or omission is rectified as soon as possible after discovery.

ARTICLE XIII – FEDERAL EXCISE TAX (BRMA 17D)

A.

The Reinsurer has agreed to allow for the purpose of paying the Federal Excise Tax the applicable percentage of the premium payable hereon (as imposed under Section 4371 of the Internal Revenue Code) to the extent such premium is subject to the Federal Excise Tax.

B.

In the event of any return of premium becoming due hereunder, the Reinsurer will deduct the applicable percentage from the return premium payable hereon and the Company or its agent should take steps to recover the tax from the United States Government.

ARTICLE XIV – FUNDING OF RESERVES

A.

The Reinsurer agrees to fund its share of the Company’s ceded unearned premium (including, but not limited to, the unearned portion of any deposit premium installment) and outstanding loss and Loss Adjustment Expense reserves (including all case reserves plus any reasonable amount estimated to be unreported from known Loss Occurrences) by:

1.

Clean, irrevocable and unconditional letter of credit issued and confirmed, if confirmation is required by the insurance regulatory authorities involved, by a bank or banks meeting the NAIC Securities Valuation Office credit standards for issuers of letters of credit and acceptable to said insurance regulatory authorities; and/or

2.	Escrow accounts for the benefit of the Company; and/or

3.	Cash advances;

if the Reinsurer:

1.

Is unauthorized in any state of the United States of America or the District of Columbia having jurisdiction over the Company and if, without such funding, a penalty would accrue to the Company on any financial statement it is required to file with the insurance regulatory authorities involved; or

2.

Has experienced any of the circumstances described in paragraph C of the Term Article. However, if such circumstance is rectified, then no special funding requirements shall apply and any such current funding in accordance with the provisions above shall be released to the Reinsurer.

For purposes of this Agreement, the Lloyd’s United States Credit for Reinsurance Trust Fund shall be considered an acceptable funding instrument. The Reinsurer, at its sole option, may fund in other than cash if its method and form of funding are acceptable to the insurance regulatory authorities involved.

B.

If a Subscribing Reinsurer fails to fulfill its funding obligation (if any) under this Article, the Company may, at its option, require the Subscribing Reinsurer to pay, and the Subscribing Reinsurer agrees to pay, any interest charge on the funding obligation calculated on the last business day of each month as follows:

1.	The number of full days that have expired since the earliest of the applicable following dates:

a.

As respects a Subscribing Reinsurer that is unauthorized in any state of the United States of America or District of Columbia having jurisdiction over the Company, December 31 of the calendar year in which the funding was required;

b.	As respects a Subscribing Reinsurer that has experienced any of the circumstances described in paragraph C of the Term Article, the first date such circumstance occurs;

times:

2.	1/365ths of the sum of 2.0% and the U.S. prime rate as quoted in The Wall Street Journal on the first day of the month for which the calculation is made; times

3.	The funding obligation, less the amount, if any, funded by the Subscribing Reinsurer prior to the applicable date determined in subparagraph 1 above.

It is agreed that interest shall accumulate until the full interest charge amount as provided for in this paragraph and the funding obligation are paid.

If the interest rate provided under this Article exceeds the maximum interest rate allowed by any applicable law or is held unenforceable by an arbitrator or a court of competent jurisdiction, such interest rate shall be modified to the highest rate permitted by the applicable law, and all remaining provisions of this Article and Agreement shall remain in full force and effect without being impaired or invalidated in any way.

C.

With regard to funding in whole or in part by letters of credit, it is agreed that each letter of credit will be in a form acceptable to insurance regulatory authorities involved, will be issued for a term of at least one year and will involve an “evergreen clause,” which automatically extends the term for at least one additional year at each expiration date unless written notice of non-renewal is given to the Company not less than 30 days prior to said expiration date. The Company and the Reinsurer further agree, notwithstanding anything to the contrary in this Agreement, that said letter of credit may be drawn upon by the Company or its successors in interest at any time, without diminution because of the insolvency of the Company or the Reinsurer, but only for one or more of the following purposes:

1.	To reimburse itself for the Reinsurers’ share of losses and/or Loss Adjustment Expense paid under the terms of Policies reinsured hereunder, unless paid in cash by the Reinsurer;

2.	To reimburse itself for the Reinsurer’s share of any other amounts claims to be due hereunder, unless paid in cash by the Reinsurer;

3.

To fund a cash account in an amount equal to the Reinsurer’s share of any ceded unearned premium and/or outstanding loss and Loss Adjustment Expense reserves (including all case reserves plus any reasonable amount estimated to be unreported for known Loss Occurrences) funded by means of a letter of credit which is under non-renewal notice, if said letter of credit has not been renewed or replaced by the Reinsurer 10 days prior to its expiration date;

4.

To refund to the Reinsurer any sums in excess of the actual amount required to fund the Reinsurer’s share of the Company’s ceded unearned premium and/or outstanding loss and Loss Adjustment Expense reserves (including all case reserves plus any reasonable amount estimated to be unreported from known Loss Occurrences), if so requested by the Reinsurer; and

5.	To reimburse itself for the Reinsurer’s portion of the unearned reinsurance premium paid to the Reinsurer hereunder.

In the event the amount drawn by the Company on any letter of credit is in excess of the actual amount required for C(1), C(3), or C(5), or in the case of C(2), the actual amount determined to be due, the Company shall promptly return to the Reinsurer the excess amount so drawn.

ARTICLE XV – GOVERNING LAW (BRMA 71B)

This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.

ARTICLE XVI – INSOLVENCY

A.

In the event of the insolvency of one or more of the reinsured companies, this reinsurance shall be payable directly to the company or to its liquidator, receiver, conservator or statutory successor on the basis of the liability of the company without diminution because of the insolvency of the company or because the liquidator, receiver, conservator or statutory successor of the company has failed to pay all or a portion of any claim. It is agreed, however, that the liquidator, receiver, conservator or statutory successor of the company shall give written notice to the Reinsurer of the pendency of a claim against the company indicating the policy or bond reinsured which claim would involve a possible liability on the part of the Reinsurer within a reasonable time after such claim is filed in the conservation or liquidation proceeding or in the receivership, and that during the pendency of such claim, the Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses that it may deem available to the company or its liquidator, receiver, conservator or statutory successor. The expense thus incurred by the Reinsurer shall be chargeable, subject to the approval of the Court, against the company as part of the expense of conservation or liquidation to the extent of a pro rata share of the benefit which may accrue to the company solely as a result of the defense undertaken by the Reinsurer.

B.

Where two or more reinsurers are involved in the same claim and a majority in interest elect to interpose defense to such claim, the expense shall be apportioned in accordance with the terms of this Agreement as though such expense had been incurred by the company.

C.

It is further understood and agreed that, in the event of the insolvency of one or more of the reinsured companies, the reinsurance under this Agreement shall be payable directly by the Reinsurer to the company or to its liquidator, receiver or statutory successor, except as provided by Section 4118(a) of the New York Insurance Law or except (1) where this Agreement specifically provides another payee of such reinsurance in the event of the insolvency of the company or (2) where the Reinsurer with the consent of the direct insured or insureds has assumed such Policy obligations of the company as direct obligations of the Reinsurer to the payees under such Policies and in substitution for the obligations of the company to such payees.

ARTICLE XVII – LATE PAYMENTS

A.	The interest penalties provided for in this Article shall apply to the Reinsurer or to the Company in the following circumstances:

1.

Payments due from the Reinsurer to the Company shall have as a due date the date on which the agreed proof of loss is received by the Reinsurer, and shall be overdue 30 days thereafter. Payment to the Intermediary is deemed to be payment to the Company for purposes of this Article.

2.

Payments due from the Company to the Reinsurer shall have as a due date the date specified in this Agreement. Payments shall be overdue 30 days thereafter. Premium adjustments shall be overdue 30 days following the due date set forth under the terms of this Agreement.

3.

The Company shall provide a copy of the original insured’s proof of loss, and a copy of the claim adjuster’s report(s) or other evidence of indemnification for losses exceeding the excess limit on an incurred basis. If, subsequent to receipt of this evidence, the information contained therein is insufficient or not in accordance with the contractual conditions, then the payment due date as defined in paragraph A shall be deemed to be the date upon which the Reinsurer received additional information necessary to approve payment of the claim or the claim is presented in an acceptable manner. Interest as stipulated in paragraph D shall be payable should a disputed claim be ultimately settled and if the period set out in paragraph A is exceeded, but only to the extent that the final loss payment exactly tracks with the original proof of loss.

4.

Overdue amounts shall bear simple interest from the overdue date at the 90-day United States Treasury Bill rate set forth by the Federal Reserve Board for the first Monday of the calendar month in which the amount becomes overdue, as published in the Federal Reserve Statistical Release. If the interest generated for 100% in respect of any overdue payment as outlined in paragraph A or B is $500 or less, then the interest penalty shall be waived.

5.

For the purposes of this Article, reinsuring Lloyd’s Underwriters shall be viewed as one entity. The provisions set forth herein shall not be applicable until the creditor party shall have manifested to the debtor party its intent to invoke the terms of this Article.

ARTICLE XVIII – NON-WAIVER

The failure of the Company or the Reinsurer to insist on compliance with this Agreement or to exercise any right or remedy hereunder shall not constitute a waiver of any rights or remedies contained herein nor stop either party from thereafter demanding full and complete compliance nor prevent either party from exercising such rights or remedies in the future.

ARTICLE XIX – NOTICES AND AGREEMENT EXECUTION

A.

Whenever a notice, statement, report or any other written communication is required by this Agreement, unless otherwise specified, such notice, statement, report or other written communication may be transmitted by certified or registered mail, nationally or internationally recognized express delivery service, personal delivery, electronic mail, or facsimile. With the exception of notices of termination, first class mail is also acceptable.

B.	The use of any of the following shall constitute a valid execution of this Agreement or any amendments thereto:

1.	Paper documents with an original ink signature;

2.	Facsimile or electronic copies of paper documents showing an original ink signature; and/or

3.

Electronic records with an electronic signature made via an electronic agent. For the purposes of this Agreement, the terms “electronic record,” “electronic signature” and “electronic agent” shall have the meanings set forth in the Electronic Signatures in Global and National Commerce Act of 2000 or any amendments thereto.

C.	This Agreement may be executed in one or more counterparts, each of which, when duly executed, shall be deemed an original.

ARTICLE XX – OFFSET (BRMA 36E)

The Company and the Reinsurer, each at its option, may offset any balance or balances, whether on account of premiums, claims and losses, Loss Adjustment Expenses or salvages due from one party to the other under this Agreement or under any other reinsurance agreement heretofore or hereafter entered into between the Company and the Reinsurer, whether acting as assuming reinsurer or as ceding company; provided, however, that in the event of the insolvency of a party hereto, offsets shall only be allowed in accordance with applicable statutes and regulations.

ARTICLE XXI – SERVICE OF SUIT (BRMA 49G)

(Applicable if the Reinsurer is not domiciled in the United States of America, and/or is not authorized in any State, Territory, or District of the United States where authorization is required by insurance regulatory authorities)

A.

This Article will not be read to conflict with or override the obligations of the parties to arbitrate their disputes as provided for in the Arbitration Article. This Article is intended as an aid to compelling arbitration or enforcing such arbitration or arbitral award, not as an alternative to the Arbitration Article for resolving disputes arising out of this Agreement.

B.

In the event the Reinsurer fails to pay any amount claimed to be due hereunder, the Reinsurer, at the request of the Company, will submit to the jurisdiction of a court of competent jurisdiction within the United States. Nothing in this Article constitutes or should be understood to constitute a waiver of the Reinsurer’s rights to commence an action in any court of competent jurisdiction in the United States, to remove an action to a United States District Court, or to seek a transfer of a case to another court as permitted by the laws of the United States or of any state in the United States. The Reinsurer, once the appropriate Court is accepted by the Reinsurer or is determined by removal, transfer or otherwise, as provided for above, will comply with all requirements necessary to give said Court jurisdiction and, in any suit instituted against any of the Subscribing Reinsurers upon this Agreement, will abide by the final decision of such Court or of any Appellate Court in the event of an appeal.

C.

Further, pursuant to any statute of any state, territory or district of the United States which makes provision therefor, the Reinsurer hereby designates the party named in its Interests and Liabilities Contract, or if no party is named therein, the Superintendent, Commissioner or Director of Insurance or other officer specified for that purpose in the statute, or his or her successor or successors in office, as its true and lawful attorney upon whom may be served any lawful process in any action, suit or proceeding instituted by or on behalf of the Company or any beneficiary hereunder arising out of this Agreement.

ARTICLE XXII – SEVERABILITY (BRMA 72E)

If any provision of this Agreement shall be rendered illegal or unenforceable by the laws, regulations or public policy of any state, such provision shall be considered void in such state, but this shall not affect the validity or enforceability of any other provision of this Agreement or the enforceability of such provision in any other jurisdiction.

ARTICLE XXIII – TAXES

In consideration of the terms under which this Agreement is issued, the Company will not claim a deduction in respect of the premium hereon when making tax returns, other than income or profits tax returns, to any state or territory of the United States of America or the District of Columbia.

ARTICLE XXIV – INTERMEDIARY (BRMA 23A)

TigerRisk Partners LLC is hereby recognized as the Intermediary negotiating this Agreement for all business hereunder. All communications (including, but not limited to, notices, statements,

premium, return premium, commissions, taxes, losses, Loss Adjustment Expense, salvages and loss settlements) relating thereto shall be transmitted to the Company or the Reinsurer through TigerRisk Partners LLC, 7601 France Avenue South, Suite 200, Edina, MN 55435. Payments by the Company to the Intermediary shall be deemed to constitute payment to the Reinsurer. Payments by the Reinsurer to the Intermediary shall be deemed to constitute payment to the Company only to the extent that such payments are actually received by the Company.

IN WITNESS WHEREOF, the Company by its duly authorized representative has executed this Agreement as of the date undermentioned at:

Clearwater, Florida, this                              day of                                                                                                        2010.

HOMEOWNERS CHOICE PROPERTY & CASUALTY
INSURANCE COMPANY (for and on behalf of the “Company”)